NEWS RELEASE

Lincoln Financial Group Reports Second Quarter 2015 Results

_______________________________________

Operating revenues of $3.4 billion, up 4%

Book Value per Share, excluding AOCI, of $50.83 up 8%

Operating EPS of $1.46, down 1%

Radnor, PA, July 29, 2015 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the second quarter of 2015 of $344 million, or $1.35 per diluted share available to common stockholders, compared to net income in the second quarter of 2014 of $398 million, or $1.48 per diluted share available to common stockholders.  Second quarter income from operations was $371 million, or $1.46 per diluted share available to common stockholders, compared to $394 million, or $1.47 per diluted share available to common stockholders, in the second quarter of 2014.

“Significant improvement in Group Protection earnings and continued momentum in Annuities largely offset abnormally high claims severity in Individual Life” said Dennis R. Glass, president and CEO of Lincoln Financial Group.  “Good sequential sales growth, at attractive returns on capital, gives us confidence in future earnings growth.”

	As of or For the		As of or For the
	Quarter Ended		Six Months Ended
(in millions, except per share data)	2015	2014	2015	2014
Net Income (Loss)	$ 344	$ 398	$ 644	$ 727
Net Income (Loss) Per Diluted Share Available to Common Stockholders	1.35	1.48	2.50	2.69
Revenues	3,381	3,282	6,685	6,457
Income (Loss) from Operations	371	394	724	759
Income (Loss) from Operations Per Diluted Share Available to Common Stockholders	1.46	1.47	2.81	2.80
Average Diluted Shares	255.1	268.9	258.3	270.5
ROE (Income from Operations)	11.7%	13.0%	11.5%	12.6%
ROE (Net Income)	10.9%	13.1%	10.2%	12.1%
Book Value per Share, Including AOCI	$ 58.58	$ 59.24	$ 58.58	$ 59.24
Book Value per Share, Excluding AOCI	50.83	46.97	50.83	46.97

Operating Highlights – Second Quarter 2015 versus Second Quarter 2014

•	Total average account balances of $224 billion up 6%
•	Operating revenues of $3.4 billion up 4%
•	Positive net flows in all segments led to consolidated net flows of $1.6 billion
•	Sales increased 9% or more sequentially in all business segments
•	Group Protection non-medical loss ratio of 73.6% versus 80.3%

Notable items in the current quarter included net unfavorable items of approximately $0.03 related to legal expenses.  The prior year quarter included net favorable items of approximately $0.04 related primarily to taxes and expenses.

Second Quarter 2015 – Segment Results

Annuities

The Annuities segment reported income from operations of $255 million in the quarter, up 12% from $227 million in the prior-year quarter.  Increased fees on assets under management due to positive net flows and equity market performance resulted in higher revenues and earnings compared to the prior-year period.

Gross annuity deposits in the second quarter were $3.4 billion, contributing to net flows of $397 million.  Average account values increased 6% to $126 billion compared to the prior-year quarter.  Variable annuity deposits of $3.0 billion increased 12% from the first quarter, but decreased 5% from the prior-year quarter.  The percentage of variable annuity deposits from products without living benefits increased to 28% from 23% in the prior-year quarter. Fixed annuity deposits of $365 million were down 7% from the prior-year quarter, but up 25% from the first quarter.

Retirement Plan Services

Retirement Plan Services reported income from operations of $30 million compared to $39 million in the prior-year quarter.  The decrease in earnings is primarily driven by higher general and administrative expenses, in part related to investments for future growth, combined with lower spread income.

Total deposits for the quarter of $1.9 billion were up 3% versus the prior-year quarter, reflecting growth in both the small and mid-large markets as well as first year sales and recurring deposits.  Total net flows of $306 million in the quarter increased year-to-date net flows to $422 million, compared to $5 million in the prior year.  When combined with growth in equity markets over the trailing twelve months, average account values increased 5% to $55 billion.

Life Insurance

Life Insurance reported income from operations of $105 million compared to $148 million in the prior-year quarter.  As expected, claim counts declined from a seasonally high first quarter and were consistent with the year-over-year growth of in-force.  The decrease in earnings compared to the prior period was driven by elevated mortality due to several large claims leading to abnormally high claims severity.

Life insurance sales in the quarter of $201 million were up 17%.  COLI sales, which will vary in any given period, were $46 million and benefited from a large case.  Individual life insurance sales, which exclude COLI and BOLI, decreased 2% from the prior-year quarter as growth in MoneyGuard® and IUL was more than offset by decreases in VUL and Term.

Total life insurance in-force of $649 billion grew 3% and average account values of $43 billion increased 5%, both over the prior-year quarter.

The prior-year’s quarter results included net favorable items of $5 million related primarily to expenses.

Group Protection

For the second quarter, Group Protection income from operations was $19 million compared to $2 million in the prior-year period. The increase in earnings reflects actions taken to improve pricing and claims management. The non-medical loss ratio decreased to 73.6% from 80.3% in the prior-year quarter primarily due to a decline in long-term disability claims and an improvement in mortality.

Group Protection second quarter sales of $62 million were down 15% from the same period last year.  The decrease in sales from the prior-year quarter is primarily due to pricing changes. Employee-paid product sales as a percentage of total sales were 44% in the quarter, up 1% from the prior-year quarter.

Non-medical net earned premiums were $535 million in the second quarter, a 1% increase over the year-ago period.

Other Operations

Other Operations reported a loss from operations of $38 million versus a loss of $22 million in the prior-year quarter.

The quarter’s results included net unfavorable items of $8 million related to legal expenses. The prior-year results included net favorable items of $6 million related to taxes.

Realized Gains and Losses

Realized gains/losses (after-tax) in the quarter included:

•	A net loss from general account investments of $14 million compared to a $5 million net gain in the prior-year quarter.
•	An $8 million variable annuity net derivatives loss entirely associated with the non-performance risk component.

Unrealized Gains and Losses

The company reported a net unrealized gain of $5.0 billion, pre-tax, on its available-for-sale securities at June 30, 2015. This compares to a net unrealized gain of $7.5 billion at June 30, 2014, with the year-over-year decrease driven primarily by wider spreads.

Capital

During the quarter, the company repurchased 2.6 million shares of stock at a cost of $150 million. The quarter’s average diluted share count of 255.1 million shares was down 5% from the second quarter of 2014, the result of repurchasing 15.0 million shares of stock at a cost of $850 million since June 30, 2014.

Book Value

As of June 30, 2015, book value per share, including accumulated other comprehensive income (“AOCI”), of $58.58 decreased 1% from a year ago. Book value per share, excluding AOCI, of $50.83 increased 8% from the prior-year period.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital markets conditions.  Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

For definitions of sales metrics and other financial information, please refer to the company’s second quarter 2015 statistical supplement available on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group will discuss the company’s second quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, July 30, 2015.  Interested persons are invited to listen through the internet.  Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:(877) 776-4049 (Domestic)

(914) 495-8602 (International)

- Ask for the Lincoln National Conference Call.

Audio replay will begin by 1:00 p.m. Eastern Time on July 30, 2015, and it will remain available through midnight Eastern Time on August 6, 2015.  To access the re-broadcast:

(855) 859-2056 (Domestic)

(404) 537-3406 (International)

Enter conference code: 68098292

A replay of the call will also be available by 1:00 p.m. Eastern Time on July 30, 2015 at www.LincolnFinancial.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $223 billion in assets under management as of June 30, 2015. Learn more at: www.LincolnFinancial.com.  Find us on Facebook,  Twitter (@lincolnfingroup), LinkedIn and YouTube.  To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Contacts:	Chris Giovanni (484) 583-1793 Investor Relations InvestorRelations@LFG.com	Michael Arcaro (484) 583-1799 Media Relations michael.arcaro@LFG.com

Definition of Income (Loss) from Operations, Operating Revenues and Return on Equity

Income (loss) from operations, operating revenues and return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues,  net income (loss) and ROE.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable: excluded realized gain (loss); amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; amortization of deferred gains arising from the reserve changes on business sold through reinsurance; and revenue adjustments from the initial adoption of new accounting standards.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing annualized income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").  Management evaluates return on equity by both including and excluding average goodwill within average equity.

Income (loss) from operations, operating revenues and return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations are financial measures we use to evaluate and assess our results.  Management believes that these performance measures explain the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation

Reconciliation of Net Income to Income from Operations

(in millions, except per share data)
	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Total Revenues	$ 3,381	$ 3,282	$ 6,685	$ 6,457
Less:
Excluded realized gain (loss)	(37)	(5)	(127)	(63)
Amortization of deferred gains arising from reserve
changes on business sold through reinsurance	1	1	1	1
Total Operating Revenues	$ 3,417	$ 3,286	$ 6,811	$ 6,519

Net Income (Loss) Available to Common
Stockholders – Diluted	$ 344	$ 399	$ 645	$ 727
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	1	1	-
Net Income (Loss)	344	398	644	727
Less (2):
Excluded realized gain (loss)	(23)	(3)	(83)	(42)
Benefit ratio unlocking	(4)	7	2	9
Income (loss) from reserve changes (net of related
amortization) on business sold through reinsurance	-	-	1	1
Income (Loss) from Operations	$ 371	$ 394	$ 724	$ 759

Earnings (Loss) Per Common Share – Diluted
Income (loss) from operations	$ 1.46	$ 1.47	$ 2.81	$ 2.80
Net income (loss)	1.35	1.48	2.50	2.69

Average Stockholders' Equity
Average equity, including average AOCI	$ 15,461	$ 14,968	$ 15,721	$ 14,469
Average AOCI	2,799	2,826	3,087	2,417
Average equity, excluding AOCI	12,662	12,142	12,634	12,052
Average goodwill	2,273	2,273	2,273	2,273
Average equity, excluding AOCI and goodwill	$ 10,389	$ 9,869	$ 10,361	$ 9,779

Return on Equity, Excluding AOCI
Net income (loss) with average equity including goodwill	10.9%	13.1%	10.2%	12.1%
Income (loss) from operations with average equity
including goodwill	11.7%	13.0%	11.5%	12.6%
Income (loss) from operations with average equity
excluding goodwill	14.3%	16.0%	14.0%	15.5%

(1)

The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

(2)

We use our prevailing federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Definition of Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.  Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of June 30, 2015 and 2014 is set forth below.

	As of June 30,
	2015	2014
Book value per share, including AOCI	$ 58.58	$ 59.24
Per share impact of AOCI	7.75	12.27
Book value per share, excluding AOCI	50.83	46.97

Lincoln National Corporation

Digest of Earnings

(in millions, except per share data)
	For the Three
	Months Ended
	June 30,
	2015	2014

Revenues	$ 3,381	$ 3,282

Net Income (Loss)	$ 344	$ 398
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	1
Net Income (Loss) Available to Common
Stockholders – Diluted	$ 344	$ 399

Earnings (Loss) Per Common Share – Basic	$ 1.37	$ 1.52
Earnings (Loss) Per Common Share – Diluted	1.35	1.48

Average Shares – Basic	251,849,316	262,271,670
Average Shares – Diluted	255,140,300	268,935,567

	For the Six
	Months Ended
	June 30,
	2015	2014

Revenues	$ 6,685	$ 6,457

Net Income (Loss)	$ 644	$ 727
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	1	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$ 645	$ 727

Earnings (Loss) Per Common Share – Basic	$ 2.54	$ 2.77
Earnings (Loss) Per Common Share – Diluted	2.50	2.69

Average Shares – Basic	253,662,410	262,503,816
Average Shares – Diluted	258,344,952	270,523,996

(1)

The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect:  the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, our ability to conduct business and our captive reinsurance arrangements as well as restrictions on revenue sharing and 12b-1 payments, the potential for U.S. Federal tax reform and the effect of the Department of Labor’s proposed regulation defining fiduciary;

•	Actions taken by reinsurers to raise rates on in force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of the net amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•

Changes in accounting principles generally accepted in the United States, or "GAAP," including convergence with International Financial Reporting Standards (“IFRS”), that may result in unanticipated changes to our net income;

•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•

The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this presentation.

The reporting of RBC measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.